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                                                                       EXHIBIT 3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                     HEALTH CARE AND RETIREMENT CORPORATION
                     --------------------------------------


         Health Care and Retirement Corporation, a corporation existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation, at a regularly scheduled meeting held on January 29, 1998 adopted resolutions proposing and declaring advisable the following amendment to Article Four of the Certificate of Incorporation of the Corporation:

                  RESOLVED, that the first paragraph of Article IV of the Certificate of Incorporation is amended to increase from 80,000,000 to 160,000,000 the authorized shares of Common Stock of the Corporation and that such first paragraph, after amendment, shall read:

                  "The total number of shares of capital stock which the corporation shall have authority to issue is One Hundred Sixty-Five Million (165,000,000), consisting of One Hundred Sixty Million (160,000,000) shares of common stock, par value $.01 per share (hereinafter called the "Common Stock") and Five Million (5,000,000) shares of preferred stock, par value $.01 per share (hereinafter called "Preferred Stock").

         SECOND: The Board of Directors of the Corporation approved the foregoing amendment pursuant to the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

         THIRD: The stockholders of the Corporation approved the foregoing amendment pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, and the foregoing amendments have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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         IN WITNESS WHEREOF, Health Care and Retirement Corporation has caused this Certificate of Amendment to be signed by R. Jeffrey Bixler its Vice President this 5th day of June, 1998.


                                    HEALTH CARE AND RETIREMENT
                                    CORPORATION



                                    By:
                                             ----------------------------------
                                             R. Jeffrey Bixler, Vice President